Exhibit 4.4

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made as of July 3, 2019 by and among ABC TECHNOLOGIES B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands whose registered office is at Walaardt Sacrestraat 425-5, 1117 BM Schiphol-Oost, the Netherlands, registered with the Trade Register of the Dutch Chamber of commerce with trade register number 72273917 (“Company”), ICTS INTERNATIONAL N.V., a naamloze vennootschap incorporated under the laws of the Netherlands whose registered office is at Walaardt Sacrestraat 425-5, 1117 BM Schiphol-Oost, the Netherlands, registered with the Trade Register of the Dutch Chamber of commerce with trade register number 33279300 (“ICTS”), and each investor listed on Schedule A hereto and any additional investor that becomes a party to this Agreement in accordance with Section 4.9 (each, an “Investor” and, collectively, the “Investors”).

RECITALS

WHEREAS, the Company, ICTS and TPG (as defined below) are party to that certain Series A Preferred Shares Subscription Agreement Relating to the Company, dated of even date herewith (the “Subscription Agreement”); and

WHEREAS, in order to induce the Investors to invest funds in the Company pursuant to the Subscription Agreement, TPG, ICTS and the Company are hereby agreeing to enter into this Agreement to provide for, among other things, the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors and certain other matters as set forth in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.            Definitions.  For purposes of this Agreement:

“Affiliate” means: (a) with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such first Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital or other fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Person; and (b) with respect to ICTS, each Person described in clause (a) of this definition and any other Person who, directly or indirectly, controls, is controlled by, or is under common control with ICTS or any family member of the majority shareholder of ICTS or any of its directors or officers, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital or other fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Person.

“Articles of Association” means the Articles of Association of the Company, as amended or superseded from time to time.

“Block Trade” means an offering and/or sale of Registrable Securities by one or more of the Holders on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board of Directors” means the board of directors (or similar governing authority) of the Company.

“Common Stock” means, collectively and as applicable, (a) Ordinary Shares, (b) any securities convertible into or exercisable or exchangeable (directly or indirectly) for Ordinary Shares, including, but not limited to, (i) securities for which the Ordinary Shares have been converted or exchanged of a successor corporation or other entity into which the Company is converted or merged, (ii) securities of a corporation or other entity otherwise formed by the Company for the purpose of effecting an IPO that are issued or issuable for the Ordinary Shares, or (iii) securities that are convertible into, or exchangeable or exercisable for, the common stock or other equity securities of a corporation or other entity otherwise formed by the Company for the purpose of an IPO that are issued or issuable for the Ordinary Shares.

“Company” has the meaning set forth in the Preamble of this Agreement and shall be deemed to include any successor entity formed in connection with any IPO Reorganization.

“Control” (or “control”) (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Demand Notice” has the meaning set forth in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means: (a) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form F-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S‑1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S‑3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits forward incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any holder of Registrable Securities that is a party to this Agreement.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

“Initiating Holders” means, collectively, the Holders who properly initiate a registration request under this Agreement.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“IPO Reorganization” has the meaning set forth in Section 3.1.

“Ordinary Shares” means Ordinary Shares of €0.01 each in the capital of the Company from time to time (as presently constituted and subject to subsequent adjustments for stock dividends, stock splits, reverse stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications, exchanges for the capital stock or equity interests (or similar ownership interests) of another entity, or other similar events).

“Person” means any individual, bodies corporate, unincorporated associations, partnerships, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or regulatory body or other entity, in each case whether or not having a separate legal personality.

“Registrable Securities” means, collectively and as applicable: (a) the Common Stock issuable or issued upon conversion of the Series A Shares; (b) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (a) and (b) of this definition, excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 4.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.12.

“Registrable Securities then outstanding” means (a) the number of shares of outstanding Common Stock that are Registrable Securities, plus (b) the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

“Selling Holder Counsel” has the meaning set forth in Section 2.6.

“Shareholders Agreement” means that certain Shareholders Agreement, relating to the Company, dated on or around the date hereof, by and among the Company, ICTS, the Investor and the other parties thereto (if any).

“Shelf Registrable Securities” has the meaning set forth in Section 2.1(c).

“Shelf Registration Statement” has the meaning set forth in Section 2.1(c).

“Shelf Underwriting” has the meaning set forth in Section 2.1(d).

“Shelf Underwriting Notice”  has the meaning set forth in Section 2.1(d).

“Shelf Underwriting Request” has the meaning set forth in Section 2.1(d).

“Series A Shares” means Series A Shares of €0.01 each in the capital of the Company from time to time (as presently constituted and subject to subsequent adjustments for stock dividends, stock splits, reverse stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications, exchanges for the capital stock or equity interests (or similar ownership interests) another entity, or other similar events).

“Series A Majority Consent” means the prior written consent of the Series A Majority.

“TPG” has the meaning specified in the Shareholders Agreement.

2.             Registration Rights.  The Company covenants and agrees as follows:

 2.1         Demand Registration.

 (a)          Long-Form Demand.  If at any time after the earlier of (i) the date TPG is entitled to cause the Company to consummate an IPO pursuant to clause 13.7 of the Shareholders Agreement or (ii) 180 days after the effective date of the registration statement for the IPO, the Company receives a request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 or Form F-1 with respect to any Registrable Securities then outstanding and the Registrable Securities subject to such request have an anticipated aggregate offering price, net of Selling Expenses, of at least $20,000,000 in the case of an IPO or $10,000,000 in any other case, then the Company shall (A) within 10 days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders and (B) as soon as practicable (and in any event within 75 days after the date such request is given by the Initiating Holders), file a Form S-1 or Form F-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 10 days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(e) and 2.3.  The Investors shall be limited to an aggregate of three demand registrations pursuant to this Section 2.1(a).

 (b)          Short-Form Demand.  If at any time when the Company is eligible to use Form S-3 or Form F-3, the Company receives a request from the the Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-3 or Form F-3 with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $10,000,000, then the Company shall: (i) within 10 days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable (and in any event within 60 days after the date such request is given by the Initiating Holders), file a Form S-3 or Form F-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within 10 days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(e) and 2.3. The Investors shall be limited to an aggregate of two demand registrations pursuant to this Section 2.1(b) in any 12-month period.

 (c)          Shelf Registration Statement.  Notwithstanding anything to the contrary herein, at such time as the Company shall have qualified for the use of Form S-3 or Form F-3 and in the event that the Company files a shelf registration statement under Rule 415 of the Securities Act pursuant to a demand pursuant to Section 2.1(b) and such shelf registration statement on Form S-3 or Form F-3 becomes effective (such registration statement, a “Shelf Registration Statement”), the Holders of a majority of the Registrable Securities then outstanding shall have the right at any time or from time to time to elect to sell, pursuant to an underwritten offering, Registrable Securities available for sale pursuant to such registration statement (“Shelf Registrable Securities”), in each case so long as the Shelf Registration Statement remains in effect and only if the method of distribution set forth in such shelf registration allows for sales pursuant to an underwritten offering.

 (d)          Shelf Underwriting Request.  Any election pursuant to Section 2.1(c) shall be made by delivering to the Company a written request (a “Shelf Underwriting Request”) for such underwritten offering to the Company specifying the number of Shelf Registrable Securities that the Holders desire to sell pursuant to such underwritten offering (the “Shelf Underwriting”). As promptly as practicable, but no later than seven days after receipt of a Shelf Underwriting Request, the Company shall give notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to all other Holders of record of Shelf Registrable Securities. The Company, subject to the limitations of Sections 2.1(e) and 2.3, shall include in such Shelf Underwriting (i) the Registrable Securities of the Initiating Holders and (ii) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities that shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within five days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as reasonably possible (and in any event within 20 days after the receipt of a Shelf Underwriting Request), but subject to Section 2.3, use its commercially reasonable efforts to facilitate such Shelf Underwriting. Notwithstanding the foregoing, if an Initiating Holder wishes to engage in a Block Trade off of a Shelf Registration Statement (either through filing an automatic shelf registration statement or through a take-down from an already existing Shelf Registration Statement), then, notwithstanding the foregoing time periods, the Initiating Holder shall notify the Company of the Block Trade at least three days prior to the date the offering is to commence and the Company is not required to notify any other Holder of Registrable Securities that did not initiate such Block Trade. The Company shall as expeditiously as reasonably possible use its commercially reasonable efforts to facilitate such shelf offering (which may close as early as two business days after the date it commences), provided, that, in the case of such Block Trade, only the Initiating Holders shall have a right to notice and to participate, and provided, further, that the Initiating Holders requesting such Block Trade shall use its commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of offering documents related to the Block Trade. For the avoidance of doubt, no other Holders shall be entitled to receive notice of, or to elect to participate in, a Block Trade or any Shelf Registration Statement or prospectus to be used in connection with such Block Trade. The Company shall, at the request of any Initiating Holder or any other Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments, and otherwise take any action necessary to include therein, all disclosure and language deemed necessary or advisable by the Company to effect such Shelf Underwriting. Once a Shelf Registration Statement has been declared effective, the Holders of a majority of the Registrable Securities then outstanding may request, and the Company shall be required to facilitate, an unlimited number of Shelf Underwritings with respect to such Shelf Registration Statement; provided, however, that the Company shall not be required to facilitate a Shelf Underwriting until at least 90 days after the later of the date of the underwriting agreement in any prior Shelf Underwriting effected pursuant to this Section 2.1(d) and the effective date of any previous demand registration statement pursuant to this Section 2.1. Notwithstanding anything to the contrary in this Section 2.1(d), each Shelf Underwriting must include, in the aggregate (based on the Common Stock included in such Shelf Underwriting by all Holders participating in such Shelf Underwriting), shares of Common Stock having an aggregate market value of at least $10,000,000. The Company agrees to use commercially reasonable efforts to keep each Shelf Registration Statement filed pursuant to Section 2.1(b) continuously effective until the earliest to occur of (A) the three-year anniversary of the effective date of the Shelf Registration Statement, (B) the day after the date on which all Registrable Securities covered by such Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement, and (C) the first date on which there shall cease to be any Registrable Securities covered by such Shelf Registration Statement.

 (e)          Delay.  Notwithstanding the foregoing, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would: (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act; then, in such case, the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, in each case for a period of not more than 90 days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any 12-month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such 90-day period, other than an Excluded Registration.

 (f)          Limitations.  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a)(i): (i) during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 180 days after the effective date of, a Company-initiated registration; provided, however, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) (ii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 or Form F-3 pursuant to a request made pursuant to Section 2.1(b).  The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b): (A) during the period that is 30 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration; provided, however, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (B) if the Company has effected three registrations pursuant to Section 2.1(b) within the 12-month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Section 2.1(f) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(f); provided, however, that if such withdrawal is during a period the Company has deferred taking action pursuant to Section 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Section 2.1(f).

2.2          Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration.  Upon the request of each Holder given within 20 days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3           Underwriting Requirements.

 (a)          Inclusion.  If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s), which shall be (an) investment banking firm(s) of national reputation, will be selected, as applicable, (i) in the event of an offering that includes a primary offering, by the Company and shall be reasonable acceptable to a the Holders of a majority of the Registrable Securities then outstanding, and (ii) in the event of an offering that solely includes a secondary offering or a distribution of any Registrable Securities under a shelf registration statement filed pursuant to Rule 415 promulgated under the Securities Act, by the Holders of a majority of the Registrable Securities then outstanding, which shall be reasonably acceptable to the Company.  In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned only upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriters selected for such underwriting, which underwriting agreement shall be reasonably acceptable in form and substance to the Company.  Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, as follows: (i) first, to TPG (if it is an Initating Holder) until all Registrable Securities held by TPG that TPG requested be included in such underwriting are included in such underwriting; and (ii) thereafter, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder (other than TPG) or in such other proportion as shall mutually be agreed to by all such selling Holders (excluding, for purposes of this clause (ii), TPG); provided, however, that the number of Registrable Securities held by such Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

 (b)          Underwriter Cutback.  In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one 100 shares.  Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below 30% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above in this Section 2.3(b) and no other stockholder’s securities are included in such offering.  For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, as applicable, or the estates and Immediate Family Members of any such partners, members, retired partners and retired members, and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder”, and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder”, as defined in this sentence.

 (c)          Registration Not Effected.  For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than 50% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4          Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

 (a)          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as reasonably practicable, and, upon the request of the Holders of a majority of the Registrable Securities then outstanding, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 or Form F-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to 60 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

 (b)          prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

 (c)          furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

 (d)          use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided, however, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

 (e)          in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

 (f)          use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

 (g)          provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

 (h)          promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders and bound by customary confidentiality obligations, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

 (i)          use its commercially reasonable efforts to (i) obtain an opinion from the Company’s counsel and a “cold comfort” letter and updates thereof from the independent public accountants who have certified the Company’s financial statements (and/or any other financial statements) included or incorporated by reference in such registration statement, in each case, in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters (including, in the case of such “cold comfort” letter, events subsequent to the date of such financial statements) delivered to underwriters in underwritten public offerings, which opinion and letter shall be dated the dates such opinions and “cold comfort” letters are customarily dated and otherwise reasonably satisfactory to the underwriters, if any, and to the participating Holders, and (ii) furnish to each participating Holder upon its request and to each underwriter, if any, a copy of such opinion and letter addressed to such underwriter;

 (j)          notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

 (k)          after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus;

 (l)          use its commercially reasonable efforts to prevent the issuance of, or obtain the withdrawal of, any order suspending the effectiveness of the registration statement, or the lifting of any suspension of the qualification of any Registrable Securities for sale in any jurisdiction, in each case, as promptly as reasonably practicable;

 (m)          use its commercially reasonable efforts to make available its employees and personnel for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account, in each case, the needs of the businesses of the Company, any subsidiary, and, in each case, any successor thereto, and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering;

 (n)          promptly prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after the initial filing of such registration statement), and prior to the filing or use of any free writing prospectus, provide copies of such document to counsel for each participating Holder and to each managing underwriter, if any, and make the representatives of the Company, any subsidiary, and, in each case, any successor thereto, reasonably available for discussion of such document and make such changes in such document concerning the participating Holders prior to the filing thereof as counsel for such participating Holders or underwriters may reasonably request; provided, however, that, notwithstanding the foregoing, in no event shall the Company be required to file any document with the SEC which in the view of the Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading);

 (o)          cooperate with the participating Holders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement at least two business days prior to any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the participating Holders at least two business days prior to any sale of Registrable Securities and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof (and, in the case of Registrable Securities registered on a Shelf Registration Statement, at the request of any Holder, prepare and deliver certificates representing such Registrable Securities not bearing any restrictive legends and deliver or cause to be delivered an opinion or instructions to the transfer agent in order to allow such Registrable Securities to be sold from time to time);

 (p)          use its commercially reasonable efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies (including any filings as may be required to be made with FINRA) as may be necessary by virtue of the business and operations of the Company, any subsidiary, and, in each case, any successor thereto, to enable the participating Holders or the underwriters, if any, to consummate the disposition of such Registrable Securities, in accordance with the intended method or methods of disposition thereof; and

 (q)          take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of Registrable Securities (taking into account the needs of the business of the Company, any subsidiary, and any successor thereto, and the requirements of the marketing process).

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5          Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6          Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, filings or qualifications pursuant to Section 2, including all registration, filing and qualification fees; printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable and documented out-of-pocket fees and disbursements of one firm of counsel for the selling Holders plus any required local counsel (“Selling Holder Counsel”) shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the corresponding registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities then outstanding (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as applicable; provided further that, if, at the time of such withdrawal, the selling Holders shall have learned of a material adverse change in the condition, business or prospects of the Company from that actually known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after obtaining actual knowledge of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as applicable.  All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7           Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8           Indemnification.  If any Registrable Securities are included in a registration statement under this Section 2, then:

 (a)          Company Indemnification.  To the fullest extent permitted by law, the Company shall indemnify and hold harmless each selling Holder, and the partners, members, officers, directors and stockholders of each such Holder, the legal counsel and accountants for each such Holder, each underwriter (as defined in the Securities Act) for each such Holder, and each Person, if any, who controls such Holder or underwriter, in each case against all Damages incurred by any such Person, and the Company shall pay to each such Holder, underwriter, controlling Person or other aforementioned Person, all legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as and when such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, and the Company shall not be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person or other aforementioned Person expressly for use in connection with such registration.

 (b)          Selling Holder Indemnification.  To the extent permitted by law, each selling Holder, severally and not jointly, shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder shall pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

 (c)          Procedures.  Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one  separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action.  The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party except as expressly set forth in this Section 2.8.

 (d)          Contribution.  To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in any such case, such parties will contribute to the aggregate losses, claims, damages, liabilities or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions or other actions or inactions that resulted in such loss, claim, damage, liability or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, without limitation, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that:

 (i)          in any such case, (A) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation;

 (ii)          in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

 (e)          Underwriting Agreement Controls.  Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

 (f)           Survival.  Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement or any provisions of this Agreement.

2.9           Reports Under Exchange Act.  With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S‑3 of Form F-3, the Company shall:

 (a)          make and keep available adequate current public information, as understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

 (b)          use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

 (c)          furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request” (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S‑3 or Form F-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S‑3 or Form F-3 (at any time after the Company so qualifies to use such form).

2.10         Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (a) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included, or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder unless the Holders are entitled to include their Registrable Securities in such registration on a pro rata basis with such holder or prospective holder; provided, however, that this limitation shall not apply to Registrable Securities acquired by any additional Investor that becomes a party to this Agreement in accordance with Section 4.9.

2.11         Limitation on Sale or Distributions of Other Securities.

 (a)          Each Holder agrees, to the extent requested in writing by a managing underwriter, if any, of any underwritten public offering pursuant to a registration or offering effected pursuant to Section 2.1 or Section 2.2, not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144 under the Securities Act, any Common Stock during the time period reasonably requested by the managing underwriter, not to exceed 90 days or such shorter period as the managing underwriter shall agree to (other than in the case of the IPO, which time period shall be no more than 180 days); provided, however, that (i) such shorter period shall apply to all Holders who are subject to such period and (ii) if a managing underwriter of an offering releases any Holder of its obligations under this Section 2.11(a), all other Holders shall be concurrently released from their obligations under this Section 2.11(a), on a pro rata basis, in accordance with the number of Registrable Securities held by them at such time (and the Company hereby also so agrees (except that the Company may effect any sale or distribution of any such securities pursuant to an Excluded Registration Statement which then in effect), to use its commercially reasonable efforts to cause each holder of any equity security or any security convertible into or exchangeable or exercisable for any equity security of the Company purchased from the Company at any time other than in a public offering so to agree).

 (b)          The Company hereby agrees that, in connection with an underwritten offering pursuant to Section 2.1 or Section 2.2, the Company shall not, without the prior written consent of the managing underwriter for such underwritten offering, sell, transfer or otherwise dispose of, any Common Stock (other than pursuant to an Excluded Registration Statement which is then in effect) during the time period reasonably requested by the managing underwriter, not to exceed 90 days or such shorter period as the managing underwriter shall agree to (other than in the case of the IPO, which time period shall be no more than 180 days).

 (c)          The foregoing provisions of this Section 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement for such underwritten offering, and shall be applicable to the Holders only if all officers, directors and stockholders individually owning more than 1% of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Series A Shares) are similarly bound.  For purposes of this Section 2.11, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates.  In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates (if any) representing its Common Stock or other share capital that is subject to this Section 2.11 and to impose stop transfer instructions with respect to such Common Stock or other share capital until the end of such period.  The underwriters in connection with such registration are intended third‑party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions of this Section 2.11 as though they were a party hereto.  Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give effect thereto.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

2.12         Termination of Registration Rights.  The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate upon the earliest to occur of:

 (a)          the closing of a Liquidation Event (as defined in the Shareholders Agreement); or

 (b)          such time after consummation of the IPO as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without regard to volume or manner of sale limitations during a three-month period without registration.

3.          IPO Conversion.

3.1           IPO Reorganization.  In the event that at any time after the execution of this Agreement, the Board of Directors shall determine that it shall undertake an IPO, the Company and the Board of Directors shall make such changes as are determined necessary by the Board of Directors (with Series A Majority Consent) to (a) the Articles of Association, (b) this Agreement and/or (c) the structure of the Company in order to give effect to such IPO, in each case for the express purpose of an offering of the securities of the Company for sale to the public in a registered public offering pursuant to the Securities Act (any of the foregoing, an “IPO Reorganization”).

3.2           Cooperation.  In connection with any proposed IPO Reorganization and the other transactions contemplated by this Section 3 effected, in each case, in a manner consistent with the provisions hereof, each Holder shall take such actions as may be reasonably required by the Board of Directors (with Series A Majority Consent) and otherwise cooperate in good faith with the Board of Directors, including taking all actions reasonably required in connection with consummating the IPO Reorganization and the other transactions contemplated by this Section 3 (including, if and as may be necessary, to effect a liquidation of the Company and creation of a new entity, amendment to this Agreement or otherwise) as necessary to implement such IPO Reorganization and the other transactions contemplated by this Section 3 and taking any other actions, executing and delivering all agreements, instruments and documents, reasonably required in order to effectuate an IPO Reorganization and the other transactions contemplated by this Section 3.

4.           Miscellaneous.

4.1          Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that: (a) is an Affiliate of such Holder; (b) is an Immediate Family Member of such Holder or a trust established for the benefit of such individual Holder or one or more of such individual Holder’s Immediate Family Member(s); or (c) after such transfer, holds at least 2% of the Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); in each case if and only if: (i) the Company is, prior to such transfer, furnished with notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11.  For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (A) that is an Affiliate or stockholder of such Holder, (B) who is an Immediate Family Member of such Holder, or (C) that is a trust established for the benefit of an individual Holder or such individual Holder’s Immediate Family Member(s) shall be aggregated together and with those of such transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

4.2           Governing Law.  This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

4.3         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Interpretation.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.  Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

4.5           Notices.

 (a)          All notices, requests and other communications given, made or delivered pursuant to this Agreement shall be in writing and shall be deemed effectively given, made or delivered upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.

 (b)          All communications shall be addressed:

 (i)          if to TPG, to such Investor’s address, facsimile number or electronic mail address shown on Schedule A hereto, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Matt Stewart, Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California 94065 and by email at Matt.Stewart@weil.com;

 (ii)          if to the Company, to the Chief Executive Officer of the Company at Walaardt Sacrestraat 425-5, 1117 BM Schipol, The Netherlands, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Douglas L. Getter, Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ UK, Attn: Douglas L. Getter, and by email at Douglas.Getter@dechert.com; and

 (iii)          if to ICTS, to Walaardt Sacrestraat 425-5, 1117 BM Schipol, The Netherlands, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Douglas L. Getter, Dechert LLP, 160 Queen Victoria Street, London EC4V 4QQ UK, Attn: Douglas L. Getter, and by email at Douglas.Getter@dechert.com.

4.6           Amendments and Waivers.  Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company, ICTS and TPG; provided, however, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Section 4.9.  The Company shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver.  Any amendment, modification, termination or waiver effected in accordance with this Section 4.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

4.7           Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

4.8           Aggregation of Stock.  All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

4.9           Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company issues additional Series A Shares after the date hereof, any purchaser of such shares of Series A Shares may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

4.10         Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) and the documents referred to or incorporated in it (including, without limitation, the Articles of Associatoin and the Shareholders Agreement) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

4.11         Dispute Resolution.  The parties hereby (a) irrevocably and unconditionally submit to the jurisdiction of the federal or state courts located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts located in the State of Delaware, and (c) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution based upon judgment or order of such court(s), that any suit, action or proceeding arising out of or based upon this Agreement commenced in the federal or state courts located in the State of Delaware is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Should any party commence a suit, action or other proceeding arising out of or based upon this Agreement in a forum other than the federal or state courts located in the State of Delaware, or should any party otherwise seek to transfer or dismiss such suit, action or proceeding from such court(s), such party shall indemnify and reimburse the other parties for all legal costs and expenses incurred in enforcing this provision.

4.12         Jury Trial.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

4.13         Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

4.14        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement, available at law or in equity, or otherwise afforded or available to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ABC Technologies B.V.

By:	/s/ Ran Langer
Name:	ICTS International N.V.
Title:	Director
Name:	R.Langer
Title:	Director

ICTS International N.V.

By:	/s/ Ran Langer
Name:	Ran Langer
Title:	Director

TPG Lux 2018 SC I, S.a.r.l.

By:	/s/ Alexandra Cabete Matias
Name:	Alexandra Cabete Matias
Title:	Manager